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                                                                   EXHIBIT 10.17

                             EMS TECHNOLOGIES, INC.

                               EXECUTIVE OFFICER'S
                            INDEMNIFICATION AGREEMENT

         THIS AGREEMENT is made as of _______________, between EMS Technologies, Inc., a Georgia corporation ("Corporation"), and ____________________________ ("Officer").

WHEREAS, Officer serves as an executive officer of the Corporation and in such capacity is expected to perform a valuable service; and

WHEREAS, the Corporation's Bylaws (the "Bylaws") permit the Board of Directors to cause the Corporation to provide for the indemnification of officers of the Corporation pursuant to Part 5 of Article 8 of the Georgia Business Corporation Code, as amended to date (the "State Statute"); and

WHEREAS, the Bylaws and State Statute specifically contemplate that contracts may be entered into between the Corporation and its officers with respect to indemnification of such persons; and

WHEREAS, in accordance with the authorization provided by the State Statute and Bylaws, the Corporation may from time to time purchase and maintain a policy of director and officer liability insurance ("D & 0 Insurance"), covering certain liabilities that may be incurred by its directors and officers in the performance of their duties to the Corporation; and

WHEREAS, the terms and availability of D & 0 Insurance present questions concerning the adequacy and reliability of the protection afforded to Officer thereby; and

WHEREAS, in order to provide to Officer assurances with respect to the protection provided against liabilities that he may incur in the performance of his duties to the Corporation, and to thereby induce Officer to serve in such capacity, the Corporation has determined and agreed to enter into this contract with Officer.

NOW, THEREFORE, in consideration of Officer's continued service as an executive officer from the date hereof until such service terminates as provided in the Bylaws, the parties hereto agree as follows:

1.       MAINTENANCE OF INSURANCE.

         (a) Subject only to the provisions of Section 1(b) hereof, the Corporation hereby agrees that, so long as Officer shall continue to serve as an executive officer of the Corporation, and thereafter so long as Officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Officer was an executive officer of the

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         Corporation (or while an executive officer served in any other capacities with or at the request of the Corporation), the Corporation will purchase and maintain in effect for the benefit of Officer one or more valid, binding and enforceable policy or policies of D & 0 Insurance providing coverage on terms and conditions that are commercially reasonable and available from time to time.

         (b) The Corporation shall not be required to maintain said policy or policies of D & 0 Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

2. INDEMNIFICATION. Subject only to the exclusions set forth in Section 3 hereof, and in addition to any other indemnity to which Officer may be entitled under the State Statute or any bylaw, resolution or agreement (but without duplication of payments with respect to indemnified amounts), the Corporation hereby agrees to hold harmless and indemnify Officer against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) to which Officer is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Officer is or was an executive officer of the Corporation, or while an executive officer was an employee or agent of the Corporation or served at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

3. LIMITATIONS ON INDEMNITY. No indemnity pursuant to Section 2 hereof shall be paid by the Corporation:

         (a) With respect to any proceeding in which Officer is adjudged, by final judgment not subject to further appeal, liable to the Corporation or is subjected to injunctive relief in favor of the
         Corporation:

                  (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

                  (ii) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

                  (iii) for any transaction from which Officer received an improper personal benefit;

         (b) With respect to any suit in which final judgment is rendered against Officer for an accounting of profits, made from the purchase or sale by Officer of securities of the Corporation, pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law, or on account of any payment by Officer to the Corporation in respect of any claim for

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         such an accounting; or

         (c) If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

4. CONTRIBUTION. If the indemnification provided hereby is unavailable and may not be paid to Officer for any reason other than those set forth in paragraph (b) of Section 3, then in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Officer (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses, judgments, fines and settlements paid or payable by Officer in such proportion as is appropriate to reflect (i) the relative benefits received by the Corporation on the one hand and Officer on the other hand from the transaction from which such action, suit or proceeding arose, and (ii) the relative fault of the Corporation on the one hand and of Officer on the other in connection with the events which resulted in such expenses, judgments, fines or settlement amounts, as well as any other relevant equitable considerations. The relative fault of the Corporation on the one hand and of the Officer on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

5. CONTINUATION OF OBLIGATIONS. All agreements and obligations of the Corporation contained herein shall continue during the period Officer is an executive officer of the Corporation, and shall continue thereafter for so long as Officer shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Officer was an executive officer of the Corporation or, while an executive officer, served in any other capacity referred to herein.

6. NOTIFICATION AND DEFENSE OF CLAIM. Promptly after receipt by Officer of notice of the commencement of any action, suit or proceeding, Officer will, if a claim in respect thereof is to be made against the Corporation under this Agreement, notify the Corporation of the commencement thereof, but the omission so to notify the Corporation will not relieve it from any liability which it may have to Officer otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Officer so notifies the Corporation:

         (a) The Corporation will be entitled to participate therein at its own expense; and

         (b) Subject to Section 7 hereof, and if Officer shall have provided his written affirmation of this good faith belief that his conduct did not constitute behavior of the kind described in paragraph 3(a) hereof, the Corporation may assume the defense thereof.

         After notice from the Corporation to Officer of its election so to assume such defense, the Corporation will not be liable to Officer under this Agreement for any legal or other expenses subsequently incurred by Officer in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. Officer shall have the right to employ his

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separate counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense hereof shall be at the expense of Officer unless (i) the employment of counsel by Officer has been authorized by the Corporation, (ii) counsel designated by the Corporation to conduct such defense shall not be reasonably satisfactory to Officer, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation. For the purposes of clause (ii) above, Officer shall be entitled to determine that counsel designated by the Corporation is not reasonably satisfactory if, among other reasons, Officer shall have been advised by qualified counsel that, because of actual or potential conflicts of interest in the matter between Officer, other officers or directors similarly indemnified by the Corporation, and/or the Corporation, representation of Officer by counsel designated by the Corporation is likely to materially and adversely affect Officer's interest or would not be permissible under applicable canons of legal ethics.

         The Corporation shall not be liable to indemnify Officer under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Officer without Officer's written consent. Neither the Corporation nor Officer will unreasonably withhold their consent to any proposed settlement

7. ADVANCEMENT AND REPAYMENT OF EXPENSES. Upon request thereof accompanied by reasonably itemized evidence of expenses incurred, and by Officer's written affirmation of his good faith belief that his conduct did not constitute behavior of the kind described in paragraph 3(a) hereof, the Corporation shall advance to Officer the reasonable expenses (including attorneys' fees and costs of investigation) incurred by him in defending any civil or criminal suit, action or proceeding as to which Officer is entitled (assuming an applicable standard of conduct is met) to indemnification pursuant to this Agreement. Officer agrees to reimburse the Corporation for all reasonable expenses paid by the Corporation, whether pursuant to this Section or Section 6 hereof, in defending any action, suit or proceeding against Officer in the event and to the extent that it shall ultimately be determined that Officer is not entitled to be indemnified by the Corporation for such expenses under this Agreement.

8.       ENFORCEMENT

         (a) The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Officer to serve as an executive officer of the Corporation, and acknowledges that Officer will in the future be relying upon this Agreement in continuing to serve in such capacity.

         (b) In the event Officer is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse Officer for all of Officer's reasonable fees and expenses in bringing and pursuing such action.

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9.       SEPARABILITY. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable in whole or in part for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

10.      GOVERNING LAW; SUCCESSORS; AMENDMENT AND TERMINATION

         (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

         (b) This Agreement shall be binding upon Officer and the Corporation, its successors and assigns, and shall inure to the benefit of Officer, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

         (c) No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

         (d) This Agreement supersedes any prior agreement between Officer and the Corporation, or any predecessor of the Corporation, regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                   EMS TECHNOLOGIES, INC.

________________________________________           By: _________________________
        Officer                                        Chief Executive Officer